Exhibit 3.3
ARTICLES OF ORGANIZATION
OF
CCA HEALTH SERVICES, LLC
     Pursuant to the provisions of the Tennessee Revised Limited Liability Company Act, T.C.A. §§ 48-249-101 et seq. (the “Act”), the undersigned Organizer hereby adopts the following Articles of Organization of a limited liability company:
Article I.
     The name of the limited liability company is CCA HEALTH SERVICES, LLC (the “Company”).
Article II.
     The address of the registered office of the Corporation shall be: 800 South Gay Street, Suite 2021, Knoxville, Tennessee 37929, which is located in Knox County. The registered agent at that office shall be CT Corporation System.
Article III.
     The name and address of the organizer of the Company is: John R. Voigt, Esq., 424 Church Street, Suite 2000, Nashville, Tennessee 37219, which is located in Davidson County.
Article IV.
     The Company shall be member-managed.
Article V.
     At the date and time of the formation of the Company, there is one (1) member.
Article VI.
     The address of the principal executive office of the Company is: 10 Burton Hills Boulevard, Nashville, Tennessee 37215, which is located in Davidson County.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this 18th of December, 2008.

/s/ John R. Voigt, Organizer
John R. Voigt, Organizer